NEWS RELEASE

Donald J. Gallagher Promoted to Executive Vice President
of Cleveland-Cliffs

Cleveland, OH—May 10, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that, effectively immediately, Donald J. Gallagher is promoted to executive vice president of the Company, retaining his current roles as chief financial officer and treasurer, with responsibilities for finance, financial reporting, accounting, financial planning, treasury and investor relations functions.

Mr. Gallagher, 52, began his career with Cleveland-Cliffs in 1981 as an ore sales representative in the commercial department and advanced through a number of increasingly responsible management positions until being named vice president-sales in August 1998. He was named Cliffs’ senior vice president, chief financial officer and treasurer in July 2003 before assuming his current position.

Chairman and Chief Executive Officer John Brinzo said: “Don’s leadership and exceptional abilities have been instrumental in helping our Company with its strategy of transforming into a larger, international merchant mining company. We look forward to his ongoing contributions as Cliffs continues to build on the momentum of recent years.”

A native of Cleveland, Ohio, Gallagher earned his bachelor’s degree in Economics from Yale University and his MBA from the Weatherhead School of Business at Case Western Reserve University. He has served as chairman of the Cleveland Section of The American Institute of Mining, Metallurgical, and Petroleum Engineers (A.I.M.E.), and is currently a member of Financial Executives International, the Iron and Steel Society of the A.I.M.E. and the American Iron and Steel Institute. He is also active in the local community, including serving on the board of the Boys and Girls Clubs of Cleveland.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website at:
www.cleveland-cliffs.com .

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459